Amendment to
Expense Limitation Agreement
This Amendment (the “Amendment”), dated August 31, 2015, between Touchstone Funds Group Trust, on behalf of its series Touchstone Sands Capital Select Growth Fund, and Touchstone Advisors, Inc. (“Touchstone”, and collectively with Touchstone Funds Group Trust Trust, the “parties”), amends the Expense Limitation Agreement, dated January 25, 2013 (the “Agreement”), in effect between the parties.

1.	The Agreement is amended by deleting paragraph 1.1 and replacing it with the following:

“1.1     Expense Limit. The Advisor has contractually agreed to waive fees and reimburse expenses to the extent necessary to ensure the Fund’s “other expenses” as referenced in the Fund’s fee table prepared in accordance with Item 3 of Form N-1A and discussed in the Fund’s then-current prospectus (excluding dividend and interest expenses relating to short sales, interest, taxes, brokerage commissions and other transaction costs, portfolio transactions and investment related expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, the cost of “Acquired Fund Fees and Expenses,” if any, other extraordinary expenses not incurred in the ordinary course of the Advisor’s business, amounts, if any, payable pursuant to a shareholder servicing plan and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act)  (“Other Expenses”) do not exceed the contractual limit set forth in Schedule A.

2.
All of the representations, warranties, and undertakings made in the Agreement shall continue to be true as of the date of this Amendment and will continue in full effect as if made in this Amendment. If the terms of the Agreement conflict with the terms of this Amendment, the terms of this Amendment shall govern.

3.	This Amendment shall terminate automatically upon termination of the Agreement. This Amendment may be amended only by a written instrument that is signed by both parties.

4.	This Amendment may not be assigned by either party without the consent of the other party.

5.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

6.	Unless otherwise specified in this Amendment, all capitalized terms used in this Amendment shall have the meanings defined in the Agreement.

This Amendment to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST, on behalf of its series Touchstone Sands Capital Select Growth Fund

By:	/s/Terrie Wiedenheft
Name: Title:

TOUCHSTONE ADVISORS, INC.

By:	/s/Terrie Wiedenheft
Name: Title:

By:	/s/Steve Graziano
Name: Title: